       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 30, 1998
                                                      REGISTRATION NO. 333-60135

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                         POST EFFECTIVE AMENDMENT NO. 3
                                   TO FORM S-4
                                   ON FORM S-3
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                 GENE LOGIC INC.
             (Exact name of Registrant as specified in its charter)

             Delaware                            8731                        06-1411336
   (State or other jurisdiction        (Primary Standard Industrial       (I.R.S. Employer
 of incorporation or organization)        Classification Code)         Identification Number)

                             708 Quince Orchard Road
                          Gaithersburg, Maryland 20878
                                 (301) 987-1700
   (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)


                         MICHAEL J. BRENNAN, M.D., PH.D.
                   President and Chief Executive Officer
                                GENE LOGIC INC.
                             708 Quince Orchard Road
                          Gaithersburg, Maryland 20878
                                 (301) 987-1700
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                   Copies to:

                             FREDERICK T. MUTO, ESQ.
                              L. KAY CHANDLER, ESQ.
                              NANCY E. DENYES, ESQ.
                               Cooley Godward LLP
                        4365 Executive Drive, Suite 1100
                               San Diego, CA 92121
                                 (619) 550-6000


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                             CALCULATION OF REGISTRATION FEE
============================================================================================================================
                                                                    PROPOSED MAXIMUM   PROPOSED MAXIMUM
                   TITLE OF CLASS OF                AMOUNT TO        OFFERING PRICE       AGGREGATE            AMOUNT OF
              SECURITIES TO BE REGISTERED        BE REGISTERED(1)     PER SHARE(2)    OFFERING PRICE(2)    REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
Common stock, $.01 par value.....................      5,850              $4.406         $25,775.10              $7.17
============================================================================================================================

(1) In connection with the merger of Oncormed, Inc. ("Oncormed") with and into Gene Logic Acquisition Corp., a wholly owned subsidiary of Registrant ("Merger Sub"), Registrant initially registered 1,006,631 shares on Registrant's Registration Statement on Form S-4 (File No. 333-60135). In the merger, each share of common stock of Oncormed was exchanged for a fraction of a share of Registrant's common stock. Based primarily on a higher actual exchange ratio per share of common stock of Oncormed than was estimated at the filing of the Registration Statement on Form S-4, Registrant is registering an additional 5,850 shares which were issued or are issuable upon exercise of certain warrants.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457. The price per share and aggregate offering price are based upon the average of the high and low sales price of Registrant's common stock on November 24, 1998 as reported on the Nasdaq National Market System. The registration fee with respect to the 1,006,631 shares initially registered on Registrant's Registration Statement on Form S-4 (File No. 333-60135) was previously paid.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


                                EXPLANATORY NOTE

         Gene Logic Inc. (the "Registrant") hereby amends its Registration Statement on Form S-4 (File No. 333-60135) (the "Form S-4"), by filing this Post-Effective Amendment No. 3 to Form S-4 on Form S-3 (the "Registration Statement") relating to 1,012,481 shares of common stock, $.01 par value, of the Registrant held by Oncor, Inc., a Delaware corporation, or issuable upon the exercise of certain warrants of the Registrant.

         On September 28, 1998, pursuant to an Agreement and Plan of Merger and Reorganization, dated as of July 6, 1998 (the "Merger Agreement"), Oncormed was merged with and into Merger Sub. As provided in the Merger Agreement, each outstanding share of common stock of Oncormed was converted into the right to receive a fraction of a share of the Registrant's common stock equal to .4673 of a share.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.




                 SUBJECT TO COMPLETION, DATED NOVEMBER 30, 1998

PROSPECTUS

                                1,012,481 SHARES

                                 GENE LOGIC INC.

                                  Common Stock

                                   ----------

         The Selling Securityholders identified in this Prospectus are selling 1,012,481 shares of our common stock. These shares may be offered from time to time by the Selling Securityholders through public or private transactions, on or off the Nasdaq National Market, at prevailing market prices or at privately negotiated prices. The Selling Securityholders will receive all of the proceeds from the sale of the shares and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. We will pay the expenses of registration of the sale of the shares.

     In September 1998, our subsidiary merged with Oncormed, Inc. In the merger, we exchanged each share of Oncormed common stock for a fraction of a share of Gene Logic common stock. We also assumed warrants to purchase Oncormed common stock so that we will issue Gene Logic common stock when the warrants are exercised. In connection with the merger, we agreed to register the shares of our common stock received by one of the Selling Securityholders in the merger and shares of our common stock that the other Selling Securityholders will receive when they exercise their warrants.

         Our common stock is traded on the Nasdaq National Market under the symbol "GLGC." On November 24, 1998, the last reported sales price of a share of Gene Logic common stock on the Nasdaq National Market was $4.125 per share.

                                   ----------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
           SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.



NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this Prospectus is _______, 1998.

         THIS PROSPECTUS IS PART OF A REGISTRATION STATEMENT WE FILED WITH THE SEC. YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the documents we file at the SEC's public reference room in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at no cost from the SEC's website at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934:

         1. Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

         2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

         3. Current Reports on Form 8-K filed with the SEC on July 10, 1998 and October 8, 1998;

         4. Definitive Proxy Statement on Schedule 14A filed with the SEC on April 29, 1998; and

         5. The description of our common stock set forth in the Registration Statement on Form 8-A filed with the SEC on November 4, 1997.

         You may request a copy of these filings at no cost by writing or calling us, or you may view a copy by visiting our website, each at the following address:

         Gene Logic Inc.
         708 Quince Orchard Road
         Gaithersburg, Maryland  20878
         Attn:  Investor Relations
         (301) 987-1700
         http://www.genelogic.com

                                   THE COMPANY

         Gene Logic develops and commercializes products using technologies to analyze the expression and regulation of genes and to manage the genetic information that it generates. Our products include databases of genetic information used for discovering targets for drug discovery, a technology for screening to identify new drug leads and a technology that uses genetic information to assist in designing clinical studies. Our products are designed to help our pharmaceutical company customers reduce the time, cost and risk associated with their discovery and development of new drugs.

         Our executive offices are located at 708 Quince Orchard Road, Gaithersburg, Maryland 20878 and our telephone number is (301) 987-1700. We maintain a website at http://www.genelogic.com.

         This Prospectus contains our trademarks as well as trademarks of other companies.




                                       2.

                           FORWARD-LOOKING STATEMENTS

         Except for historical information, the information contained in this Prospectus and in our SEC reports are "forward-looking" statements about our expected future business and performance. Our actual operating results and financial performance may be very different from what we have predicted as of the date of this Prospectus. The risks described in the following section address some of the factors that might affect our future operating results and financial performance. Additional factors that might affect our business are described in "Risk Factors," in our most recent annual report on Form 10-K and in the section entitled "Risk Factors" and in our Form S-4 Registration Statement, as well as in our other SEC reports.

                                  RISK FACTORS

         Investment in Gene Logic shares involves a high degree of risk. You should consider the following discussion of risks as well as other information in this Prospectus before purchasing any Gene Logic shares.

UNCERTAINTY RELATING TO INTEGRATING ONCORMED

         On September 28, 1998, we acquired Oncormed, Inc., and it is now our subsidiary. As a result, two companies that had previously operated independently must now work together. The integration will require significant effort from our personnel and the personnel of Oncormed who are now Gene Logic employees. We cannot assure you that the two companies will be able to integrate and consolidate their efforts without problems. The following risks are common to the integration of two companies and may limit or disrupt our ability to realize the benefits we anticipated when we decided to acquire Oncormed:

         - diversion of our management's attention from other important issues;

         - difficulties integrating the research and development activities of the two companies;

         -        loss of momentum in research and development activities;

         - difficulties integrating the systems which help to run the two companies;

         -        delays in completing the integration; and

         -        loss of key personnel from Oncormed.

     If these problems occur and we are not successful in resolving them, our business would be materially and adversely affected, and we might be unable to realize our long-term goals.

UNCERTAINTY OF OUR TECHNOLOGY AND PRODUCT DEVELOPMENT RISK

         Our technologies involve new and unproven approaches. They are based on the assumption that information about gene expression and gene sequences may help scientists to better understand complex disease processes. Generally, there is limited understanding of the roles of genes in these diseases. Relatively few therapeutic products based on gene discoveries have been developed and commercialized. We cannot assure you that our technologies will enable us or our partners to identify genes, drug targets and drug leads. Even if we are successful in identifying genes, drug targets and drug leads associated with specific diseases, we cannot assure you that we, or our partners, will be able to discover or develop products based on these discoveries. To date, no one has developed or commercialized any therapeutic, diagnostic or agricultural products based on our technologies. If we fail to identify genes useful for the discovery and development of such products, it will have a material adverse effect on our business.

         Development of therapeutic, diagnostic and other life science products based on our discoveries will also be subject to other risks of failure inherent in their development. These risks include the possibility that any such products:

         -        will be found to be ineffective;

         -        will be found to be toxic;

         -        will fail to receive necessary regulatory approvals;

         - will be difficult or impossible to manufacture on a large scale;



                                       3.

         -        will be uneconomical to market;

         - will be impossible to market because they infringe on the proprietary rights of third parties; and

         - will compete with products marketed by third parties that are similar or superior.

         As a result, we cannot assure you that either Gene Logic or our partners will develop any products which will be commercially viable.

     We created a prototype of the Flow-thru Chip and began in-house testing this year. We have not produced the Flow-thru Chip on a commercial scale. We are developing several genomic database products, but, to date, we have only licensed the Gene Express Normal and Toxicology Express databases. We cannot assure you that the development or commercialization of the Flow-thru Chip or the genomic database products will be successful or that we will be successful in marketing such products.

         We will need to generate information about gene expression and regulation to include in our genomic database products. We also need to analyze that information using our software tools. The development and commercialization of our genomic database products will be materially adversely affected if our technologies fail to generate the necessary genetic information. Our database products are complex and sophisticated and could contain erroneous data, design defects or software errors that could be difficult to detect and correct. Bugs and viruses may be found in current products or future products, if we develop any. If we fail to maintain and further develop the necessary data to support our drug discovery efforts and the efforts of our partners, it could result in loss of or delay in our revenues and market acceptance.

         Our pharmacogenomic technologies are designed to help use genetic discoveries to develop therapeutic products that are clinically useful. Very few companies have used these technologies for this purpose. The market for these technologies is in an early stage of development. Our ability to successfully develop this business is unproven. We cannot assure you that the market for these technologies and products will continue to evolve. The discoveries and technologies which form the basis for these products have not been widely adopted by pharmaceutical companies. We cannot assure you that such companies will adopt these technologies or products.

OUR RELIANCE ON COLLABORATORS AND LICENSEES

         Our strategy for developing and commercializing therapeutic, diagnostic and other life science products depends, in large part, upon collaboration and licensing arrangements. We have established collaborations with American Home Products' Wyeth-Ayerst Research Division, SmithKline Beecham, N.V. Organon, the pharmaceutical unit of Akzo Nobel, N.V., Japan Tobacco, Inc., Procter & Gamble Pharmaceuticals, Inc., Rhone-Poulenc Rorer, Schering-Plough and Merck & Company. We also have a collaboration with Hoechst Schering AgrEvo for discovery of genes to develop improved crops and crop protection products. These collaborations have only been formed within the past 18 months. We cannot assure you that we will maintain these collaborations or establish additional collaborations or that any of these collaborations will be successful.

         Since our inception, we have received a substantial portion of our revenues from collaborations, and we expect to continue to do so. Our failure to maintain our existing collaborations or to enter into additional collaborations would have a material adverse effect on our business. In particular, if funding from partners was not available or was reduced, we would need to devote additional internal resources to our programs or possibly scale back or terminate some of our programs.

         Our strategy includes entering into multiple, concurrent collaborations. We cannot assure you that we will be able to manage our multiple collaborations successfully. The risks we face in managing multiple collaborations include:

         -        maintaining confidentiality among our partners;

         -        avoiding conflicts between our partners; and

         -        avoiding conflicts between us and our partners.



                                       4.

         If we fail to manage our collaborations effectively or any of the problems described above arise, one or more of the following may occur which could have a material adverse effect on our business:

         -        use of significant management resources to resolve conflicts;

         -        delay in research efforts;

         - legal claims involving significant time, expense and loss of reputation;

         -        loss of capital; and

         -        loss of revenues.

         If our partners discover therapeutic, diagnostic or other life science products from our research programs with them, we will rely on them for product development, regulatory approval, manufacturing and marketing of those products. Our agreements with our partners typically allow them significant discretion in electing whether to pursue any of these activities. We cannot control the amount and timing of resources our partners may devote to our programs or potential products. As a result, we cannot assure you that our partners will perform their obligations as expected or that our partners will continue the collaborations. In addition, if a partner is involved in a business combination, such as a merger or acquisition or changes its business focus, its performance in our collaboration may suffer. Certain of our current collaborations provide the partner with rights to terminate the collaboration prior to the natural expiration of its term. If any of our partners decide to terminate their collaboration with us early, our business could be materially and adversely affected.

OUR LIMITED OPERATING HISTORY

         We have a limited operating history and we are at an early stage of development. Substantially all of our resources have been dedicated to developing our proprietary technologies and using them to identify genes. All of our discovery programs and collaborations are at an early stage. Continuing to develop our technologies and using them to identify genes will require us to do significant additional research and development and make a significant additional investment. We expect that it will be a number of years, if ever, before we will recognize revenue from product sales or royalties.

OUR HISTORY OF OPERATING LOSSES

         We have incurred operating losses in each year since our inception, including net losses of approximately:

         -        $2.9 million during the year ended December 31, 1996;

         -        $7.2 million during the year ended December 31, 1997; and

         -        $41.4 million during the nine months ended September 30, 1998.

         At September 30, 1998, excluding the $35.2 million non-recurring charge incurred in connection with our acquisition of Oncormed, the Company had accumulated operating losses of approximately $18.8 million. We expect to incur additional losses for at least the next several years. We also expect that such losses may increase as we expand our research and development activities. Our losses to date have resulted principally from costs incurred in research and development and general and administrative costs associated with operations. As we mentioned above, we expect that our revenues for the foreseeable future will result from payments under our collaborations, as well as interest income. We cannot assure you that we will receive additional revenues under existing collaborations or that we will be able to enter into new collaborations. We cannot assure you that Gene Logic will operate profitably.

OUR DEPENDENCE UPON ACCESS TO CERTAIN MATERIALS AND INFORMATION AND LICENSED TECHNOLOGIES

         To be able to use our technologies to discover genes, we need access to normal and diseased human tissue samples, related clinical and other biological information and animal disease models. We compete with many other companies for these materials and information. We cannot assure you that we will be able to obtain and maintain access to these materials and information upon terms acceptable to us, if at all. If these materials are not available, it would have a material adverse effect on our business.




                                       5.

         Certain of our genomics and bioinformatics technologies have been acquired or licensed from third parties. We expect to acquire or license additional technologies from third parties. Our research and development activities could be adversely affected if these licenses are changed or terminated or if we are not able to establish access to additional technologies that we believe are important to our business.

FLUCTUATIONS IN OUR OPERATING RESULTS

         Our revenues and results of operations may fluctuate significantly, depending on a variety of factors, including the following:

         -        changes in the demand for our technologies and products;

         -        variations in the timing of payments under collaborations;

         -        the timing of our new product introductions, if any;

         - changes in the research and development budgets of our partners and potential partners;

         - the introduction of new products and services by our competitors;

         -        regulatory actions;

         -        our adoption of new technologies; and

         - the cost, quality and availability of cell and tissue samples, reagents and related components and technologies.

         We will not be able to control many of these factors. In addition, if our revenues in a particular period do not meet expectations, we may not be able to adjust our expenditures in that period, which could have a material adverse effect on our operating results.

UNCERTAINTIES RELATING TO PATENTS AND PROPRIETARY RIGHTS

         Our success will depend in part on our ability to obtain commercially valuable patent claims and to protect our intellectual property. Our patent position is generally uncertain and involves complex legal and factual questions. Legal standards relating to the validity and scope of claims in our technology field is still evolving. Therefore, the degree of future protection for our proprietary rights is uncertain. The risks and uncertainties that we face with respect to our patents and other proprietary rights include the following:

         - the pending patent applications we have filed or to which we have exclusive rights may not result in issued patents;

         - the claims of any patents which are issued to us may not provide us meaningful protection;

         - we may not be able to develop additional proprietary technologies that are patentable;

         - we, or our partners, may not be able to develop commercially viable products or services from patents licensed or issued to us or our partners;

         - the patents licensed or issued to us or our partners may not provide us or our partners with a competitive advantage;

         - other companies may challenge patents licensed or issued to us or our partners; and

         - patents issued to other companies may have an adverse effect on our ability to do business.

         Others may independently develop similar or alternative technologies or duplicate our technologies. Others may also unfairly design around technologies we have licensed or developed. We could incur substantial litigation costs to defend ourselves in patent suits brought by other companies or to initiate such suits. In particular we are aware of a number of patents and patent applications owned by others relating to the analysis of gene expression or the manufacture and use of DNA chips. We cannot assure you that these or other technologies will not provide others with competitive advantages over our technologies and will not have a material adverse effect on our business.

         We apply for patent protection for methods relating to gene expression, disease-specific patterns of gene expression we identify and individual disease genes and targets we discover. These patent applications may include claims relating to novel genes and gene fragments and to novel uses for known genes or gene fragments identified through our discovery programs. We cannot assure you that we will be able to obtain meaningful patent protection for our discoveries. Even if patents are issued, their scope of coverage or protection is uncertain.



                                       6.

          Several groups are attempting to identify and patent gene fragments and full-length genes, the functions of which have not been characterized, as well as fully characterized genes. There is substantial uncertainty regarding the possible patent protection for gene fragments or genes without known function or correlation with specific diseases. To the extent any patents are issued to others on partial or full-length genes, the risk increases that potential products and processes of our company or our partners may give rise to claims of patent infringement. The public availability of partial or full sequence information or patent applications claiming those sequences, even if not accompanied by relevant function or disease association, prior to the time we apply for patent protection on a corresponding gene could adversely affect our ability to obtain patent protection with respect to the gene or to the related expression patterns. Furthermore, others may file patent applications covering genes or gene products that are similar or identical to any for which we may seek patent protection. We cannot assure you that any such patent application will not have priority over patent applications that we file. We believe that there is likely to be significant litigation in the industry regarding patent and other intellectual property rights. If we become involved in such litigation, it could have a material adverse effect on our business.

         We also rely on trade secret protection and confidentiality agreements to protect our interests in proprietary know-how that is not patentable and for processes for which patents are difficult to enforce. We have taken security measures to protect our proprietary know-how and confidential data and continue to explore further methods of protection. While we require all employees, consultants and collaborators to enter into confidentiality agreements, we can not be certain that we will be able to meaningfully protect our trade secrets. Any material leak of confidential data into the public domain or to third parties could have a material adverse effect on our business, financial condition and results of operations.

INTENSE COMPETITION

         There is intense competition among entities attempting to identify genes associated with specific diseases and to develop products and services based on these discoveries. We face competition from pharmaceutical, biotechnology and diagnostic companies, academic and research institutions and government agencies. Many of our competitors have substantially greater capital resources, research and development staffs, facilities, manufacturing and marketing experience, distribution channels and human resources than we do. Our competitors may discover or develop important genes before us, develop genes which are more effective than those we develop or obtain regulatory approvals of products more rapidly than we or our partners do.

OUR FUTURE CAPITAL REQUIREMENTS AND THE UNCERTAINTY OF OUR ACCESS TO ADDITIONAL FUNDING

         We believes that existing cash and marketable securities and anticipated cash flow from our current collaborations and licensing arrangements will be sufficient to support our operations for at least the next 24 months. We may choose to raise additional capital due to market conditions or strategic considerations even if we have sufficient funds for our operating plan. We expect that we will require significant additional funding in the future. We may seek funding through public or private equity offerings, debt financings or additional collaborations. If we raise additional capital by issuing equity or convertible debt securities, the issuances may dilute your share ownership and future investors may be granted rights superior to yours. We cannot assure you that additional financing will be available when needed, or that, if available, financing will be obtained on favorable terms.

IMPACT OF GOVERNMENT REGULATION

         Any new drug developed by our efforts and the efforts of our collaborative partners must undergo an extensive regulatory approval process in the United States and other countries before it can be marketed. This regulatory process can take many years and require substantial expense. Changes in FDA policies can increase the delay for each new drug, product license and biological license application. We expect similar delays in the regulatory approval of any diagnostic or agricultural product, where such approval is required, and in obtaining regulatory approval in foreign countries. Even if regulatory approval is obtained, a marketed product and its manufacturer are subject to continuing review. Discovery of previously unknown problems with a product may result in withdrawal of the product from the market. We cannot be certain if and when we or our partners will




                                       7.

submit any applications for regulatory approval. We cannot assure you that we or our partners will obtain regulatory approval for any products on a timely basis, if at all.

         No investigational new drug application has been submitted for any product candidate resulting from our discovery programs. In addition, no product candidate has been approved for commercialization in the United States or elsewhere. We expect to rely on our partners to file such applications and generally direct the regulatory approval process. If our partners fail to obtain required governmental approvals, it will delay or prevent them from marketing drugs or diagnostic products, or limit the commercial use of such products. The occurrence of any of these events would have a material adverse effect on our business.

OUR LIMITED CLINICAL DEVELOPMENT, MANUFACTURING, MARKETING AND SALES EXPERIENCE

         We have made no investment in therapeutic, diagnostic or other life science product manufacturing, marketing or sales resources and do not expect to enter such fields. Instead, we expect our partners to pursue the commercialization of products based upon or discovered using our technologies. We can provide no assurance that we will be able to enter into such arrangements on acceptable terms, if at all. We will depend on partners, licensees or other entities for such services. Our dependence may adversely affect our ability to develop and deliver such products on a timely and competitive basis. To the extent we directly engage in development, manufacturing and marketing of products, it will require substantial additional funds, personnel and production facilities.

RISK OF LIABILITY

         We may be exposed to claims of liability from use of products either we or our partners provide. In addition, genetic testing and information services that we provide, or that were provided by Oncormed prior to the merger, could expose us to the risk of certain types of litigation, including medical malpractice claims, negligence claims or contract disputes. We currently maintain product liability and medical malpractice insurance. We cannot assure you that our insurance coverage will be adequate to protect us against future claims. A product liability claim, product recall or a medical malpractice claim could have a material adverse effect on our business.

POSSIBLE VOLATILITY OF OUR STOCK PRICE

         The market price of our common stock, which is quoted on the Nasdaq National Market System, has been and is likely to continue to be highly volatile due to a variety of factors, including the following:

         - developments concerning our proprietary rights, including patents and litigation matters;

         - developments concerning our collaboration agreements or licensing arrangements;

         - publicity regarding actual or potential results from our products or technology;

         - sales of substantial amounts of our stock by existing stockholders;

         - announcements of technological innovations and new commercial products by us or our competitors;

         -        fluctuations in our operating results;

         - price and volume fluctuations in the stock market at large which do not relate to our operating performance; and

         -        comments by securities analysts.



                                       8.

                             SELLING SECURITYHOLDERS

         In connection with the merger with Oncormed, we are registering for resale certain shares of Gene Logic common stock issued to Oncor, Inc. and certain shares of Gene Logic common stock issuable to the holders of warrants upon exercise of the warrants. Applying the exchange ratio of .4673 used upon consummation of the merger, (the "Final Exchange Ratio"), an aggregate of 77,881 shares of Gene Logic common stock are issuable upon exercise of the warrants at an exercise price of approximately $18.27 per share.

         The following table sets forth (i) the name and address of the Selling Securityholders, (ii) the number of shares of Gene Logic common stock that the Selling Securityholders beneficially owned prior to the offering for resale of any of the shares of Gene Logic common stock being registered hereby, (iii) the maximum number of shares of Gene Logic common stock that may be offered for resale for the account of the Selling Securityholders pursuant to this Prospectus (the "Resale Shares"), and (iv) the number of shares of Gene Logic common stock to be held by the Selling Securityholders after the offering of the Resale Shares (assuming all of the Resale Shares are sold by the Selling Securityholders).


                                                                                        PERCENTAGE OF SHARES OF GENE
                                                                                            LOGIC COMMON STOCK
                                                                       NUMBER OF           BENEFICIALLY OWNED (2)
                                                      SHARES OF        SHARES OF       -----------------------------
                                                      GENE LOGIC       GENE LOGIC        BEFORE
                                                     COMMON STOCK     COMMON STOCK     OFFERING OF    AFTER OFFERING
                                                     TO BE RESOLD     BENEFICIALLY     THE RESALE      OF THE RESALE
SELLING SECURITYHOLDERS(1)                         IN THE OFFERING     OWNED (2)         SHARES          SHARES(3)
--------------------------                         ---------------    -------------    -----------    --------------
Oncor, Inc..................................           934,600          934,600            4.8%            --
   209 Perry Parkway
   Gaithersburg, Maryland 20877

Incyte Pharmaceuticals, Inc.................             7,788          856,224(4)         4.3%             4.2%
   3174 Porter Drive
   Palo Alto, CA 94304

Southbrook International Investments, Ltd...            29,206          313,977(4)         1.6%             1.4%
   c/o Trippoak Advisors, Inc.
   630 Fifth Avenue, Suite 2000
   New York, New York  10111

Westover Investments, L.P...................            10,222          110,592(4)         *                *
   c/o HBK Investments
   300 Crescent Court, Suite 700
   Dallas, Texas  75201

Montrose Investments, LTD...................            18,984          203,709(4)         1.0%             *
   c/o HBK Investments
   300 Crescent Court, Suite 700
   Dallas, Texas  75201

Brown Simpson Strategic Growth
   Fund, L.P................................             2,803           30,256(4)         *                *
   152 West 57th Street, 40th Floor
   New York, New York  10019

Brown Simpson Strategic Growth
   Fund, Ltd................................             8,878           95,815(4)         *                *
   152 West 57th Street, 40th Floor
   New York, New York  10019

----------


                                       9.

 *       Represents beneficial ownership of less than 1%.

(1) This table is based upon information supplied to us by Oncormed or the Selling Securityholders.

(2) Number of Shares Beneficially Owned and Percentage of Shares Beneficially Owned are determined as of September 30, 1998 and in accordance with the rules of the Commission based upon 19,644,093 shares of Gene Logic common stock issued and outstanding on September 30, 1998.

(3)      Assumes the sale of all of the Resale Shares.

(4) Using the Final Exchange Ratio, includes for (i) Incyte Pharmaceuticals, Inc., warrants to purchase 7,788 shares of Gene Logic common stock at an exercise price of $18.27 per share and 368,573 shares of Gene Logic common stock at an exercise price equal to the greater of 110% of the fair market value per share of Gene Logic common stock on the trading day prior to the date of exercise and (a) $19.25 per share (if the warrant is exercised after February 25, 1998 but on or prior to February 25, 1999), or (b) $28.88 per share (if the warrant is exercised after February 25, 1999 but on or prior to February 25,
         2000); (ii) Southbrook International Investments, L.P., warrants to purchases 29,206 shares of Gene Logic common stock at an exercise price of $18.27 per share; (iii) Westover Investments, L.P., warrants to purchase 10,222 shares of Gene Logic common stock at an exercise price of $18.27 per share; (iv) Montrose Investments, LTD, warrants to purchase 18,984 shares of Gene Logic common stock at an exercise price of $18.27 per share; (v) Brown Simpson Strategic Growth Fund, L.P., warrants to purchase 2,803 shares of Gene Logic common stock at an exercise price of $18.27 per share; and (vi) Brown Simpson Strategic Growth Fund, Ltd., warrants to purchase 8,878 shares of Gene Logic common stock at an exercise price of $18.27 per share.

                              PLAN OF DISTRIBUTION

         The Resale Shares may be sold from time to time by the Selling Securityholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The Selling Securityholders may offer their Resale Shares in one or more of the following transactions:

         - on any national securities exchange or quotation service on which the Gene Logic common stock may be listed or quoted at the time of sale, including the Nasdaq National Market;

         -        in the over-the-counter market;

         -        in private transactions;

         -        through options;

         -        by pledge to secure debts or other obligations; or

         -        a combination of any of the above transactions.

         The Selling Securityholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Securityholders. The Selling Securityholders and any broker-dealers that participate in the distribution may, under certain circumstances, be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions received by such broker-dealers and any profits realized on any resale of the Resale Shares by them might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Securityholders may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Resale Shares may not simultaneously engage in market making activities with respect to Gene Logic's common



                                      10.

stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Regulation M under the Exchange Act, which may limit the timing of purchases and sales of shares of Gene Logic common stock (including the Resale Shares) by the Selling Securityholders.

         In the event of a "distribution" of Gene Logic common stock, the Selling Securityholders, any selling broker-dealer or agent and any "affiliated purchasers" may be subject to Regulation M under the Exchange Act, which would prohibit, with certain exceptions, each such person from bidding for, purchasing or attempting to induce any person to bid for or purchase any security which is the subject of such distribution until his participation in that distribution is completed. In addition, Regulation M under the Exchange Act prohibits certain "stabilizing bids" or "stabilizing purchases" for the purpose of pegging, fixing or maintaining the price of Gene Logic common stock in connection with any offer of Gene Logic common stock by the Selling Securityholders.

         Any or all of the sales or other transactions involving the Resale Shares, whether effected by the Selling Securityholders, any broker-dealer or others, may be made pursuant to this Prospectus. In addition, any Resale Shares that qualify for sale pursuant to Rule 145 under the Securities Act may be sold under Rule 145 rather than pursuant to this Prospectus.

         In order to comply with the securities laws of certain states, if applicable, the Resale Shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Resale Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

         We will make copies of this Prospectus available to the Selling Securityholders and have informed the Selling Securityholders of the need for delivery of a copy of this Prospectus to each purchaser of the Resale Shares prior to or at the time of any sale of the Resale Shares. We have agreed with the Selling Securityholders to keep this Prospectus effective until the earlier to occur of (i) the time when all of the Resale Shares may be resold pursuant to an exemption from registration under the Securities Act, and (ii) the time at which the Selling Securityholders no longer hold any Resale Shares.

         The Selling Securityholders will pay all underwriting discounts, commissions, transfer taxes and other expenses associated with the sale of the Resale Shares by them. We will pay all costs and expenses associated with the registration of the Resale Shares.

         Oncor has entered into a lock-up agreement with us with respect to the shares of Gene Logic common stock issued to it in the merger. Oncor has agreed that it will not sell or transfer any shares of Gene Logic common stock received by it in the merger during the period beginning on the closing date of the merger with Oncormed and ending 60 days later. During the period beginning the day following such period and ending 30 days later, and during each three-month period thereafter, Oncor may sell or transfer that number of shares of Gene Logic common stock received by it in the merger equal to the greater of (i) 1% of the then outstanding shares of Gene Logic common stock, and (ii) the average weekly reported volume of trading in Gene Logic common stock during the four calendar weeks preceding the date of any such sale or transfer. Certain third parties affiliated with Oncor have rights to purchase shares of Gene Logic common stock currently held by Oncor. Each such third party has agreed to be bound by the terms of the lock-up agreement executed by and between Oncor and Gene Logic if it purchases Gene Logic common stock from Oncor. We may issue stop-transfer instructions in order to enforce the terms of the lock-up agreement.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale by the Selling Securityholders of any of the Resale Shares. All proceeds from the sale of the Resale Shares will be for the accounts of the Selling Securityholders.




                                      11.

                                  LEGAL MATTERS

         The validity of the issuance of the common stock offered hereby has been passed upon for the Company by Cooley Godward LLP, San Diego, California.

                                     EXPERTS

         The financial statements of the Company as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.



                                      12.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates except for the registration fee.

         Registration Fee...............................       $      7.17
         Legal fees and expenses........................         10,000.00
         Accounting fees and expenses...................          5,000.00
                                                               -----------
                  Total.................................       $ 15,007.17
                                                               ===========


ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its Directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.

    The Registrant's Restated Certificate of Incorporation and By-laws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware (the "Delaware Law") and (ii) require the Registrant to indemnify its Directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to
Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as Directors and officers. These provisions do not eliminate the Directors' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each Director will continue to be subject to liability for breach of the Director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the Director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the Director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the Director's duty to the Registrant or its stockholders when the Director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the Director's duty to the Registrant or its stockholders, for improper transactions between the Director and the Registrant and for improper distributions to stockholders and loans to Directors and officers. The provision also does not affect a Director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

    The Registrant has entered into indemnity agreements with each of its Directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a Director or an executive officer of the Registrant or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The



                                     II-1.

indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

    At present, there is no pending litigation or proceeding involving a Director, officer or key employee of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or Director.

    The Registrant has an insurance policy covering the officers and Directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 16.  EXHIBITS.

         (a)      Exhibits.

Exhibit No.         Description
-----------         -----------
   *3.1         Amended and Restated Certificate of Incorporation of Registrant.
   *3.2         By-laws of Registrant, as amended and restated.
   *4.1         Specimen certificate for shares of common stock. Reference is made to Exhibits 3.1 and 3.2.
    5.1         Opinion of Cooley Godward LLP.
    23.1        Consent of Arthur Andersen LLP.
    23.2        Consent of Cooley Godward LLP.  Reference is made to Exhibit
                5.1.
    24.1        Power of Attorney. Reference is made to page II-4.

* Incorporated by reference from the Registrant's Registration Statement on Form S-1 (Registration No. 333-37317).

ITEM 17. UNDERTAKINGS.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 15 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) to include any prospectus required by section 10(a)(3) of the Securities Act;

         (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the



                                     II-2.

         estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by these clauses is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant undertakes that: (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; (2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



                                     II-3.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gaithersburg, State of Maryland, on November 30, 1998.

                                       GENE LOGIC INC.

                                       By /s/ MICHAEL J. BRENNAN, M.D., PH.D.
                                          --------------------------------------
                                          Michael J. Brennan, M.D., Ph.D.
                                          President and Chief Executive Officer

                                POWER OF ATTORNEY

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                                Title                                          Date
         ---------                                -----                                          ----
/s/ MICHAEL J. BRENNAN, M.D., PH.D.      President and Chief Executive                       November 30, 1998
--------------------------------------   Officer (Principal Executive Officer)
    Michael J. Brennan, M.D., Ph.D.

/s/ MARK D. GESSLER                      Senior Vice President, Corporate Development,       November 30, 1998
--------------------------------------   Chief Financial Officer and Secretary
    Mark D. Gessler                      (Principal Financial and Accounting Officer)


/s/ ALAN G. WALTON, PH.D., D.SC.*        Chairman of the Board of Directors                  November 30, 1998
--------------------------------------
    Alan G. Walton, Ph.D., D.Sc.

/s/ JULES BLAKE, PH.D.*                  Director                                            November 30, 1998
--------------------------------------
    Jules Blake, Ph.D.

/s/ CHARLES L. DIMMLER, III*             Director                                            November 30, 1998
--------------------------------------
    Charles L. Dimmler, III

/s/ G. ANTHONY GORRY, PH.D.*             Director                                            November 30, 1998
--------------------------------------
    G. Anthony Gorry, Ph.D.

/s/ JEFFREY D. SOLLENDER*                Director                                            November 30, 1998
--------------------------------------
    Jeffrey D. Sollender

*By  /s/ MARK D. GESSLER
--------------------------------------
         Mark D. Gessler
         Attorney-in-fact



                                     II-4.

                                  EXHIBIT INDEX


EXHIBIT NO.         DESCRIPTION
-----------         -----------
   *3.1         Amended and Restated Certificate of Incorporation of Registrant.
   *3.2         By-laws of Registrant, as amended and restated.
   *4.1         Specimen certificate for shares of common stock. Reference is made to Exhibits 3.1 and 3.2.
    5.1         Opinion of Cooley Godward LLP.
    23.1        Consent of Arthur Andersen LLP.
    23.2        Consent of Cooley Godward LLP.  Reference is made to Exhibit
                5.1.
    24.1        Power of Attorney. Reference is made to page II-4.

* Incorporated by reference from the Registrant's Registration Statement on Form S-1 (Registration No. 333-37317).

----------